UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 24, 2023

(Date of report; date of

earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ally Detroit Center

500 Woodward Ave.

Floor 10, Detroit, Michigan

48226

(Address of principal executive offices)

(Zip Code)

(866) 710-4623

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act (listed on the New York Stock Exchange):

Title of each class	Trading symbols
Common Stock, par value $0.01 per share	ALLY

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2023, Ally Financial Inc. (Ally) announced the appointment of Russell E. Hutchinson as Chief Financial Officer of Ally, with an effective date of July 3, 2023 (Effective Date).

Mr. Hutchinson currently serves as the Chief Operating Officer of the mergers and acquisition (M&A) franchise and a senior M&A banker in Global Banking and Markets at The Goldman Sachs Group, Inc. (Goldman Sachs) and is a member of its Investment Banking Executive Committee. Prior to assuming his current role, Mr. Hutchinson was Goldman Sachs’ Chief Strategy Officer and served as an ex officio member of the Management Committee from 2020 to 2022. Mr. Hutchinson helped drive Goldman Sachs’ strategy, significant acquisitions, and strategic investing in addition to leading GS Accelerate, the firm’s internal innovation engine. Mr. Hutchinson spent two decades working in the Investment Banking Division. From 2016 to 2020, he served as head of Financial Institutions M&A in the Americas and a senior coverage officer focused on clients in the specialty finance sector. Prior to that, he was co-head of the specialty finance team within the Financial Institutions Group from 2013 to 2015. Mr. Hutchinson initially joined Goldman Sachs as a summer associate in 2000 and rejoined as an associate in 2001. He was named managing director in 2008 and partner in 2016. Mr. Hutchinson began his career as an associate consultant at the Boston Consulting Group in its Toronto office from 1997 to 1999. He is a member of the Boards of Trustees of The Studio Museum in Harlem and Hospital for Special Surgery and is also a member of the Council on Chicago Booth, which advises leadership at the University of Chicago Booth School of Business. Mr. Hutchinson was a Canada Scholar, earned a bachelor’s degree in engineering physics from Queen’s University in Canada in 1997, and earned a master’s degree, with high honors, from the University of Chicago Booth School of Business in 2001.

Mr. Hutchinson is scheduled to receive, during 2023, an annual base salary of $750,000 as well as benefits and perquisites generally available to named executive officers other than Ally’s Chief Executive Officer. Mr. Hutchinson’s target incentive compensation for performance in 2023 is $1,800,000 in cash, $1,350,000 in restricted stock units (RSUs), and $1,350,000 in performance-based restricted stock units under the Ally Annual Incentive Plan, amended and restated effective as of January 1, 2022, and the Ally Incentive Compensation Plan, amended and restated effective as of May 4, 2021, in each case, if and as applicable at the time. In addition, on or as soon as practicable after the Effective Date, Mr. Hutchinson will receive a one-time cash award of $1,000,000 and a one-time equity grant in the form of RSUs with a fair market value at the time of grant equal to $2,500,000 that will vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date, in each case, subject to his continued employment through that time. Mr. Hutchinson is also eligible for relocation assistance.

Bradley J. Brown, Ally’s current Corporate Treasurer and Interim Chief Financial Officer, will receive an increase in base salary from $550,000 to $600,000. In addition, Mr. Brown will receive a one-time equity grant in the form of RSUs with a fair market value at the time of grant equal to $750,000 that will vest one-half on the second anniversary of the grant date and one-half on the third anniversary of the grant date, in each case, subject to his continued employment through that time. Additional details relating to Mr. Brown’s compensation can be found in Ally’s most recent proxy statement.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLY FINANCIAL INC.
(Registrant)

Dated: March 24, 2023	/s/ Jeffrey A. Belisle
Jeffrey A. Belisle
Corporate Secretary